Exhibit 99.1

ROBERTS ANNOUNCES RETIREMENT PLAN

KILMARNOCK, VA – Bay Banks of Virginia, Inc. (OTC BB: BAYK), holding Company for Bank of Lancaster and Bay Trust Company, announced that Austin L. Roberts, III has stepped aside as President and CEO of Bank of Lancaster, effective May 19, 2011. Following Roberts’ announcement to the Board of Directors of Bank of Lancaster, Kenneth O. Bransford, Jr. was elected President and CEO of the Bank and was also elected to the Bank’s Board of Directors. Roberts will remain as Vice Chairman of the Bank and as President & CEO of Bay Banks of Virginia until his planned retirement in March of 2012.

Bay Banks Chairman of the Board, Robert Hurliman, stated, “For 21 years as President and CEO of Bank of Lancaster, Roberts has led our family of companies located in Virginia’s Northern Neck from one office and $70 million in assets to nine banking offices, $335 million in assets, and an independent trust company. As Roberts steps aside as President of the Bank, he does so with the appreciation and respect of the Board of Directors of Bay Banks, Bank of Lancaster and Bay Trust Company; and we are pleased that he has agreed to continue to serve on the Boards of these three companies.”

“The foundation of Bay Banks and its subsidiaries is strong,” Roberts stated, “and our family of companies will continue its commitment to be a safe and sound financial institution, to provide products and services our customers will find of value, and to give of ourselves to make a difference in the communities we are privileged to serve. Bank of Lancaster is and has always been a successful, respected, prosperous leader and is well poised to continue its journey towards excellence. I am confident as Ken Bransford assumes the office of President and CEO of the Bank, with his 40-year tenure, his knowledge of our industry, and his long history of commitment to our customers and our communities, he will provide the leadership Bank of Lancaster needs to continue to grow and be a leader in our Northern Neck and our industry.”

Roberts, 64, stated, “For over two decades, I have had the incredible opportunity to work with a great financial services company, outstanding boards and to serve with a professional, bright and dedicated staff. I will forever be grateful for these past 21 years and the wonderful friends I have made at Bay Banks, the Bank of Lancaster and Bay Trust.”

At one point in his career, Roberts was the youngest bank president in Virginia and in 1980 was named Outstanding Young Man in our Commonwealth. Roberts joined Bank of Lancaster in May 1990 with 20 years of banking experience. He received his BA in Accounting and his MBA from the College of William and Mary, where he is an active alumnus. In 1994 Roberts was the recipient of the William and Mary Alumni Medallion, the highest award the College can bestow upon one of its graduates.

Hurliman noted, “Austin Roberts’ contributions to the banking industry and to our communities are enormous. Nationwide, he has been very active in the American

Bankers Association (ABA), having served on the Board of its Educational Foundation, as a member of its Government Relations Council, and its Joint Preparedness Task Force, to name only a few. Roberts brought great recognition to our company when he was appointed by the ABA to Chair the Community Bankers Council for the entire country. He has also been active on a State level, having served on the Boards of the Virginia Bankers Association and the Virginia Association of Community Banks, as well as on the Board of the Virginia State Chamber of Commerce, where he held the office of Vice Chairman, and the Board of the Virginia Council on Economic Education.”

With a strong commitment to community, Roberts serves on the Rappahannock Community College Educational Foundation, is a founding member of Virginia Quality Life, and was the principal organizer of the Lower Northern Neck Branch of the YMCA. Hurliman stated, “Since moving to the Northern Neck in May of 1990, Austin has stressed to our staff the importance of paying their ‘civic rent.’ He has set the example for all to follow by rolling up his sleeves and doing everything from coaching Little League baseball and basketball, to walking in the American Cancer Society’s Relay for Life and the March of Dimes WalkAmerica, to manning a booth for the Rotary Bay Seafood Festival. Austin is the epitome of what a community banker should be.”

Kenneth O. Bransford, Jr. joined Bank of Lancaster in November of 1971. He has held the offices of Assistant Cashier, Vice President, Senior Lending Officer with overall responsibility for the Company’s loan operations, and Retail Delivery Administrator with overall responsibility for the Company’s branches throughout the Northern Neck. In 1994, the Board elected Bransford Senior Vice President and in 2002, he was elected Executive Vice President.

A native of Newport News, Bransford attended public schools, Fork Union Military Academy and the University of Richmond. Since he began his career with Bank of Lancaster, he has graduated from the Virginia School of Bank Management at the University of Virginia and the Graduate School of Banking of the South at Louisiana State University.

Bransford is retired from the Virginia Army National Guard with 26 years of service.

During his banking career Bransford has been actively involved in the Virginia Bankers Association (VBA), serving on various committees, to include Regional Chair of the VBA’s Young Bankers group. Active in civil affairs, Bransford is a director and past president of the Kilmarnock-Irvington-White Stone Rotary Club, and he chairs the Rotary’s Annual Bay Seafood Festival. He is a past director of the Lancaster Community Library, the Northern Neck Boy Scout District Committee, and a past president of both the Kilmarnock Chamber of Commerce and the Lancaster County Chamber of Commerce. He has been involved with the American Cancer Society’s Relay for Life, the Northern Neck Home Builders Association, and is a member of the Indian Creek Yacht & Country Club, where he also served on the Board of Directors and is a past officer. Bransford is an active member and usher at St. Francis de Sales Catholic Church in Kilmarnock. He and his wife, Kylie, reside in Kilmarnock’s Indian Creek area.

Chairman Hurliman stated the Boards of Directors of Bank of Lancaster, Bay Banks and Bay Trust join Roberts in his congratulations and expressions of confidence to Ken Bransford. Hurliman noted, “We have every confidence in Bransford’s abilities to assume the responsibilities of President and CEO of Bank of Lancaster. For the past 40 years he has played a key role in both the lending and retail functions of the Bank; and we feel there is no one within our organization, or our industry, who is more familiar with our Northern Neck communities and the responsibilities of the office than Ken. He has our complete faith and trust and we are honored to make this announcement.”

Bay Banks of Virginia, whose history dates to 1930, is based in Kilmarnock, VA and has nine full-service banking offices strategically located in Kilmarnock, White Stone, Warsaw, Montross, Heathsville, Callao, Burgess and Colonial Beach; and a Bay Trust Company office in Kilmarnock.

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